Exhibit 99.1

CAVALLO ENERGY, LP

INDEX

Page
Statements of Direct Revenues and Direct Operating Expenses (Unaudited)	2
Notes to Statements of Direct Revenues and Direct Operating Expenses (Unaudited)	3

CAVALLO ENERGY, LP

STATEMENTS OF DIRECT REVENUES AND DIRECT OPERATING EXPENSES

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(Unaudited)

	Nine Months Ended September 30,
	2006	2005
	(in thousands)

Oil and gas sales	$51,159	$42,062
Direct operating expenses	13,964	12,744
Net revenue	$37,195	$29,318

The accompanying notes are an integral part of these statements.

CAVALLO ENERGY, LP

NOTES TO STATEMENTS OF DIRECT REVENUES AND
DIRECT OPERATING EXPENSES

(Unaudited)

1.         Basis of Preparation:

The accompanying statements present the direct revenues and direct operating expenses of the Panhandle Properties (the “Stallion Assets”) acquired from Cavallo Energy, LP (“Cavallo”) for the nine months ended September 30, 2006 and 2005.  The Stallion Assets were purchased by Linn Energy, LLC (“Linn,” or the “Company”) on February 1, 2007, effective as of January 1, 2007, for a preliminary purchase price of approximately $412.0 million.

The Panhandle Properties were part of a larger enterprise prior to the acquisition by the Company, and representative amounts of general and administrative expenses, depreciation, depletion and amortization, interest and other indirect costs were not allocated to the property acquired, nor would such allocated historical costs be relevant to future operations.  Accordingly, the historical statements of revenues and direct operating expenses reflecting the Company’s interest in the Panhandle Properties are presented in lieu of the full financial statements required under Item 3-05 of Securities and Exchange Commission Regulation S-X.

Revenues are recorded when the share of oil or natural gas and related liquids are sold. Direct operating expenses are recorded when the related liability is incurred. Direct operating expenses include lease operating expenses, ad valorem taxes and production taxes. Depreciation and amortization of oil and gas properties, general and administrative expenses and income taxes have been excluded from direct operating expenses in the accompanying historical statements because the amounts would not be comparable to those resulting from proposed future operations.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

2.         Commitments and Contingencies:

Pursuant to the terms of the Purchase and Sale Agreement between Cavallo and Linn, any claims, litigation or disputes pending as of the effective date (January 1, 2007) or any matters arising in connection with ownership of the Panhandle Properties prior to the effective date are retained by Cavallo. Notwithstanding this indemnification, Linn is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the statements of revenues and direct expenses.